BARON

FUNDS

SECRETARY’S CERTIFICATE

I, Patrick M. Patalino, Secretary of Baron Investment Funds Trust and all series thereof and Baron Select Funds and all series thereof (collectively the “Trusts”), organized under the laws of the Commonwealth of Massachusetts and the laws of the State of Delaware, respectively, do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of the Trusts, at a meeting held the 13th day of November, 2017, at which a quorum was present and voting, and that the same has not been repealed or amended, and remains in full force and effect and does not conflict with the by-laws of the Trusts.

RESOLVED, that the bond required pursuant to Rule 17g-1 under the Investment Company Act of 1940 be renewed and that all steps required to effectuate the renewal and the filing of the bond with the SEC hereby are authorized; and

FURTHER RESOLVED, that the premium of such bond and the allocation thereof among the jointly insured parties is hereby approved.

Date: January 10, 2018

/s/ Patrick M. Patalino
Patrick M. Patalino
Vice President, General Counsel and Secretary